Exhibit 19.1

SOUTH PLAINS FINANCIAL, INC.
INSIDER TRADING POLICY

As amended on November 19, 2025

The Need for a Policy

This Insider Trading Policy (“Policy”) provides guidelines with respect to transactions in the securities of South Plains Financial, Inc. (“Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business.

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and similar state authorities, and are punished severely.  While the SEC concentrates its efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Accordingly, the Company’s board of directors (“Board”) has adopted this Policy both to satisfy its obligation to prevent insider trading and to protect the Company and the persons covered by this Policy from the severe consequences associated with violations of the insider trading laws and regulations.  This Policy is also intended to prevent even the appearance of improper conduct on the part of insiders, such as directors and officers, and employees, as well as certain other persons who may be associated with the Company.  The ethical and business principles that are the foundation of this Policy may be broader than the stringent requirements of federal securities laws.

Generally, for purposes of this Policy, the term “insider” means all directors, executive officers, employees of the Company and other similar persons.  This Policy regarding insider trading is not designed or intended to discourage the persons covered by this Policy from investing in the Company’s securities; indeed, the Company encourages investment in its shares by its directors, officers and employees, and the directors, officers and employees of its subsidiaries.

Unless the context requires otherwise, all references to the Company in this Policy include the subsidiaries and affiliates of the Company.

Administration of the Policy

The Chief Risk Officer of the Company (“CRO”), or another employee designated by the CRO, will serve as the Compliance Officer for purposes of this Policy.  All determinations and interpretations by the Compliance Officer are final and not subject to further review.  Any questions regarding this Policy should be directed to the CRO or the Chief Executive Officer of the Company (“CEO”).  The CRO or CEO may consult with outside counsel to the Company in connection with the administration of this Policy.

Persons Subject to the Policy

You are subject to this Policy if you are a director1, officer or employee of the Company.  The Company may also determine that other persons are subject to this Policy, such as contractors or consultants who have access to material nonpublic information regarding the Company.  In addition, if you are subject to this Policy, this Policy applies to (a) your family members (meaning your spouse, parents, children, children away at college, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law) who live in your household, (b) anyone else (other than domestic employees) who lives in your household, and (c) any family members (as listed above) who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (clauses (a) through (c) collectively referred to in this Policy as “Family Members”).  This Policy also applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to in this Policy as “Controlled Entities”).  You are responsible for the transactions of your Family Members and Controlled Entities and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.  This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Although all persons described above are generally subject to this Policy (“Covered Persons”), not all sections of this Policy will apply to all Covered Persons.  Specifically, the sections titled “Pre-Clearance Procedures” and “Blackout Periods” apply only to directors and executive officers of the Company, and any other persons specifically designated by the CRO, together with their respective Family Members and Controlled Entities.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively referred to in this Policy as “Company Securities”).  Transactions subject to this Policy include purchases, sales and all bona fide gifts of Company Securities, except as expressly set forth below.

Transactions Not Subject to this Policy

The following transactions are not subject to this Policy to the extent expressly set forth below:

1 For purpoes of this Policy, the term “director” includes any advisory director, Board observer or any other person who regularly attends Board meetings or has access to materials provided to directors of the Company.

Stock Option Exercises.  This Policy does not apply to the exercise of stock options issued by the Company if the exercise price is paid in cash or by means of a “net exercise,” whereby an option holder has elected to have the Company withhold shares subject to an option to cover the exercise price of the options.  In addition, this Policy does not apply to the exercise of a tax withholding right under which an optionholder has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  This Policy does apply, however, to the sale of Company Securities acquired upon the exercise of a stock option, as well as to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any tax withholding obligation.

Restricted Stock Awards.  This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which you elect to have the Company withhold shares of stock to satisfy net withholding requirements upon the vesting of any restricted stock.  This Policy does apply, however, to any sale of restricted stock in any public or private transaction.

401(k) Plan.  To the extent that the Company’s 401(k) plan may from time to time permit the acquisition of Company Securities, this Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan under any payroll deduction election.  This Policy does apply, however, to certain elections you may make under the Company’s 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to your Company stock fund; and (e) an election to purchase Company Securities in the open market pursuant to any open-brokerage account within the Company’s 401(k) plan.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Company’s Employee Stock Purchase Plan (the “ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the ESPP.  This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the ESPP, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period.  However, in the event the Company purchases Company Securities in the open market in order to fund participant purchases of Company Securities in the ESPP, then this Policy would apply to your election to participate, or any changes to your election to participate, in the ESPP for any enrollment period during which the Company makes such purchases of Company Securities in the open market in order to fund participant purchases of Company Securities in the ESPP.  This Policy will also apply to your sales of Company Securities purchased pursuant to the ESPP.

Company Offerings or Repurchases.  The purchase of Company Securities from the Company, and the sale of Company Securities to the Company, are not subject to this Policy.

Mutual Fund Transactions.  Transactions in mutual funds that are invested in Company Securities are not subject to this Policy.

Individual Responsibility

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of material nonpublic information.  Each Covered Person is responsible for ensuring that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this Policy.  In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the CRO, the CEO or any other insider does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.  You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Statement of Policy

It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company may, directly, or indirectly through any other person or entity:

1.
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to this Policy” and “Rule 10b5-1 Plans” that were pre-approved pursuant to the Pre-Clearance Procedures set forth below;

2.	Recommend the purchase or sale of any Company Securities;

3.
Disclose material nonpublic information to persons (a) within the Company whose jobs do not require them to have that information, or (b) outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, in the course of their relationship with the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy.  The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information.  Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.  Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.  There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances with the benefit of hindsight.  If you are uncertain whether information is material, you should assume that it is until you obtain guidance from the CRO or the CEO.  While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	annual or quarterly financial results;

•	financial projections;

•	dividend announcements;

•	earnings estimates or changes in previously announced earnings estimates;

•	significant expansion or curtailment of operations;

•	a significant increase or decrease in business;

•	a significant merger, acquisition proposal, or other transaction;

•	significant related party transactions;

•	unusual borrowings or securities offerings;

•	liquidity problems or bankruptcy proceedings;

•	significant changes in management;

•	purchases or sales of substantial assets;

•	plans for material changes to the Company’s capital plan;

•	stock splits;

•	new equity or debt offerings;

•	purchases or redemptions of Company Securities;

•	positive or negative developments in outstanding significant litigation;

•	significant litigation exposure due to actual or threatened litigation;

•	regulatory or governmental inquiry or investigation of the Company, its management or employees that could be material to the Company;

•	regulatory violations;

•	material cybersecurity incidents impacting the Company’s operations or data, including customer information, and the remediation of such incidents;

•	information about significant misstatements or omissions in the Company’s disclosure documents or potential restatements of the Company’s financial statements;

•	any other factors that would cause the Company’s financial results to be substantially different from analyst estimates;

•	the same types of information about a customer or supplier of the Company; or

•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s or its customer’s earnings or prospects for expansion.

When Information is Considered Public.  Information that has not been disclosed to the public is generally considered to be nonpublic information.  In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated.  Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine, news website, or has been made readily accessible to investors on the Company’s website, or included in public disclosure documents filed with the SEC that are available on the SEC’s website.  By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors.

Once information is widely disseminated, it is still necessary to allow the investing public sufficient time to absorb the information before the information is considered public.  As a general rule, information should not be considered fully absorbed by the marketplace for two full trading days after the information is released.  If, for example, the Company were to make an announcement on a Monday before the market opens, you should not trade in Company Securities before the market opens on Wednesday.  As another example, if the Company were to make an announcement on a Monday while the market is open or after market close, you should not trade in Company Securities before the market opens on Thursday.  Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Pre-Clearance Procedures

Directors and executive officers of the Company, and any other persons designated by the CRO under this Policy as being subject to the pre-clearance procedures, together with their respective Family Members and Controlled Entities, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the CRO or the CEO.

A request for pre-clearance should be submitted to the CRO and CEO at least two business days in advance of the proposed transaction.  The CRO and CEO are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.  If a person seeks pre-clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.  Pre-cleared trades must be executed within five business days of receipt of pre-clearance, unless the CRO or CEO grants an exception.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the CRO or CEO.  The requestor should also indicate whether he or she has effected any transactions in Company Securities within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of material nonpublic information.

The requirement for pre-clearance does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under pre-approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”

Blackout Periods

Quarterly Blackout Periods.  The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities.  Therefore, to avoid even the appearance of trading while aware of material nonpublic information, directors and executive officers of the Company, and any other persons designated by the CRO, as well as their respective Family Members and Controlled Entities, generally will not be pre-cleared to conduct any transactions involving Company Securities during a “blackout period” beginning on the 15th calendar day of the last month of each fiscal quarter and ending on the third business day after the date of the public release of the Company’s financial results for that quarter.  In other words, these persons may only conduct transactions in Company Securities during the “window period” beginning on the third business day after the public release of the Company’s quarterly financial results and ending on the 14th calendar day of the last month of the next fiscal quarter.

In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CRO or CEO, designated persons should refrain from trading in Company Securities even sooner than the typical quarterly blackout period described above, in which case the CRO or CEO may impose an event-specific blackout period.

Event-Specific Blackout Periods.  From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees.  So long as the event remains material and nonpublic, the persons designated by the CRO may not trade in Company Securities.  The existence of an event-specific blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout.  Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person.  The failure of the CRO to designate you as a person subject to an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information.

Pension Fund Blackout Periods.  No director or officer of the Company may trade in Company Securities during any “pension fund blackout period” if that person acquired such securities in connection with his or her role as a director or officer of the Company.  A “pension fund blackout period” means any period of more than three consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans (as defined under the Employee Retirement Income Security Act of 1974, but excluding a one-participant retirement plan) maintained by the Company to purchase, sell or otherwise acquire or transfer an interest in any equity security of the Company held in such an individual account plan is temporarily suspended by the Company or a fiduciary of the plan, but does not include any period which the SEC exempts from the definition of “blackout period” under Section 306(a) of the Sarbanes-Oxley Act of 2002.

Exceptions.  A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to do so even during a blackout period.  Hardship exceptions may be granted only by the CRO or CEO in their sole discretion, after consultation with the Company’s outside legal counsel, and must be requested at least two business days in advance of the proposed trade.  A hardship exception may be granted only if the CRO or CEO concludes that the person does not in fact possess material nonpublic information at that time.  Under no circumstance will a hardship exception be granted during an event-specific blackout period.

The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under pre-approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk or potential appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions.  Therefore, it is the Company’s policy that no Covered Person, should engage in any of the following transactions except to the extent permitted below:

Short-Term Trading.  Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term performance instead of the Company’s long-term business objectives.  For these reasons, a Covered Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months after the purchase (or vice versa), except with the consent of the CRO or CEO.

Short Sales.  Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.  In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.  For these reasons, short sales of Company Securities by Covered Persons are prohibited.  In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.  (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options.  A transaction in publicly-traded options is, generally speaking, a bet on the short-term movement of Company Securities and therefore may create the appearance that the insider is trading based on material nonpublic information.  Transactions in publicly-traded options may also focus an insider’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions by Covered Persons in put options, call options or other derivative securities with respect to Company Securities, on an exchange or in any other organized market, are prohibited by this Policy.  Option positions arising from certain types of hedging transactions are governed by the next paragraph below.

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders.  Therefore, the Company strongly discourages Covered Persons from engaging in such transactions with respect to Company Securities.  Any Covered Person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the CRO or CEO.  Any request for pre-clearance of a hedging or similar arrangement must be submitted to the CRO or CEO at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities.  Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are not permitted to hold Company Securities in a margin account.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan while the borrower is aware of material nonpublic information.  As such, directors and executive officers and their Family Members and Controlled Entities may not pledge Company Securities as collateral for a loan.  However, prior to this Policy becoming effective, pledged Company Securities previously approved by the CRO or CEO at least two weeks prior to the execution of the pledge may continue to be pledged.

Standing and Limit Orders.  Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts.  There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information.  The Company therefore discourages placing standing or limit orders on Company Securities.  If a Covered Person subject to this Policy determines he or she must use a standing order or limit order, the terms of the standing or limited order must be disclosed to the CRO or CEO during the pre-clearance process.

Rule 10b5-1 Plans

Rule 10b5-1 issued under the Exchange Act provides a defense from insider trading liability under Rule 10b-5 issued under the Exchange Act.  In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (“Rule 10b5-1 Plan”).  If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities subject to that plan may be purchased or sold without regard to certain insider trading restrictions even when the person who has entered into the plan is aware of material nonpublic information.  To comply with this Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and be pre-approved by the CRO or CEO, and such pre-approval requirement applies to any amendment of a pre-approved Rule 10b5-1 Plan.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not in possession of material nonpublic information.  Once the plan is adopted, the person must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded or the date of the trade.  The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.  The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of (i) 90 calendar days after the adoption of the Rule 10b5-1 plan or (ii) two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 calendar days after adoption of the plan), and for persons other than directors or officers, 30 calendar days following the adoption or modification of a Rule 10b5-1 plan.  A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions).  Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.  All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted to the CRO or CEO for approval not less than five business days prior to the entry into the Rule 10b5-1 Plan and not less than five business days prior to effectuating any amendment to a previously approved Rule 10b5-1 Plan.  Transactions effected under a pre-cleared Rule 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of an insider’s service to the Company.  If an individual is in possession of material nonpublic information when his or her service terminates, neither that individual, nor his or her Family Members or Controlled Entities, may trade in Company Securities until that information has become public or is no longer material.  The pre-clearance procedures described in this Policy, however, will cease to apply to transactions in Company Securities at the time of the insider’s termination of service.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by federal and applicable state laws.  Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and applicable state enforcement authorities, among others.  Punishment for insider trading violations is severe, and could include significant fines and imprisonment.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.  In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.  A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.  Accordingly, the Company strongly urges all persons covered by this Policy to strictly comply with its terms.

Reporting of Completed Trades

Each director or executive officer (or other person, including, without limitation, key employees, as determined by the CRO) who is responsible for complying with the reporting requirements under Section 16 of the Exchange Act must timely complete and deliver to the CRO or CEO the appropriate forms for filing with the SEC after execution of a reportable transaction.  If such person has completed an acceptable power of attorney, the CRO or designee will complete the Section 16 filing, as long as such person has supplied the necessary transaction detail to the CRO or CEO in a timely manner.  All Section 16 filings must be available on the Company’s website no later than the end of the business day after the filing with the SEC.  Any late or delinquent Section 16 filing must also be publicly reported, by individual, under separate caption, in the Company’s proxy statement for its next annual meeting.

Reporting of Violations

Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the CRO or CEO.  Upon learning of any such violation, the CRO or CEO, in consultation with the Company’s outside legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the CRO or the CEO.

Delivery of Policy

This Policy will be delivered to all directors, executive officers, employees and agents of the Company when they begin service to the Company.  In addition, this Policy (or a summary of this Policy) will be circulated periodically.  Each insider of the Company is required to acknowledge that he or she understands and agrees to comply with this Policy.

SOUTH PLAINS FINANCIAL, INC.
INSIDER TRADING COMPLIANCE PRE-CLEARANCE FORM

To:         South Plains Financial, Inc.

Ladies and Gentlemen:

Pursuant to the Insider Trading Policy of South Plains Financial, Inc. (“Company”), I would like clearance for the following proposed transactions in securities of the Company:

Number of Shares and Amount Per Share	Purchase or Sale

I certify that I am not aware of any material nonpublic information about the Company or its subsidiaries and affiliates, or, if aware, I have described fully those circumstances to the Company’s Chief Risk Officer or Chief Executive Officer.  I also certify that I have not effected any transaction in Company securities within the past six months, or, if I have, any such transactions have been disclosed to the Company’s Chief Risk Officer or Chief Executive Officer.

I understand that this clearance may be rescinded prior to my effecting the above transaction, if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable.  I also understand that the ultimate responsibility for the compliance with the insider trading provisions of the securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Date:
Signature

Printed Name

Title or Insider Relationship
Clearance of the above trade is granted.

[__________], Chief Risk Officer

Date:

To:	All directors, officers, employees and other agents of South Plains Financial, Inc., or its subsidiaries and affiliates.

From:	South Plains Financial, Inc. (“Company”)
Date:
Re:	Insider Trading Policy

Attached is our Insider Trading Policy with respect to transactions involving the Company’s securities by our directors, officers, employees and agents (including consultants and contractors).  As described in the Insider Trading Policy, violations of insider trading laws can result in significant civil and criminal liability and you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with the Insider Trading Policy results in a violation of law.  Accordingly, please carefully review the materials provided.

If you have any questions about the Insider Trading Policy or about any transaction involving the securities of the Company, please contact [__________], Chief Risk Officer or [__________], Chief Executive Officer.

Receipt and Acknowledgement

•	I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.

•	I understand and agree to comply with the Insider Trading Policy at all times during which I am subject to such policy.

•
I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with the Company as well as any other appropriate discipline or prosecution by law.

☐	By checking this box, I certify I have received and read the Insider Trading Policy and I acknowledge the items listed above.

Signature	Date

Printed Name